As filed with the Securities and Exchange Commission on November 29, 2010
Registration No. 333-[___]

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington,  D.C. 20549
____________________

FORM S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933
____________________

GRIFFIN LAND & NURSERIES, INC.
 (Exact name of registrant as specified in its charter)

Delaware	06-0868496
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One Rockefeller Plaza
New York, New York 10020
(212) 218-7910
 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
____________________

GRIFFIN LAND & NURSERIES, INC.
2009 STOCK OPTION PLAN
(Full title of the plan)
____________________

Anthony J. Galici
Vice President, Chief Financial Officer and Secretary
Griffin Land & Nurseries, Inc.
One Rockefeller Plaza
New York, New York 10020
(212) 218-7910
(Name, address, including zip code, and telephone number, including area code, of agent for service)
____________________
Copies to:

Bradd L. Williamson, Esq.
Latham & Watkins LLP
885 Third Avenue, Suite 1000
New York, New York 10022
(212) 906-1200

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DEREGISTRATION OF SECURITIES

Griffin Land & Nurseries, Inc. (the “Registrant”), is filing this post-effective amendment to deregister certain securities originally registered for sale under the Griffin Land & Nurseries, Inc 1997 Stock Option Plan (the “1997  Plan”) pursuant to the Registration Statement on Form S-8 filed on July 2, 1997 (File No. 333-30639), with respect to shares of the Registrant’s Common Stock, par value $0.01 (the “Common Stock”).  A total of 700,000 shares were registered for issuance under the Registrant’s 1997 Plan pursuant to the Form S-8 filed on July 2, 1997 (File No. 333-30639).

The Registrant adopted a new stock option plan, the Griffin Land & Nurseries, Inc. 2009 Stock Option Plan (the “2009 Plan”) which replaces the 1997 Plan as of the date the shareholders approved the 2009 Plan.  No future awards will be made under the 1997 Plan.  According to the terms of the 2009 Plan, shares that were available for grant under the 1997 Plan or that were not issued under the 1997 Plan are available for issuance under the 2009 Plan.  A total of 161,926 shares remained registered under the 1997 Plan pursuant to the Registration Statement on Form S-8 filed on July 2, 1997 (File No. 333-30639), all of which are available for grant (the “Carried Forward Shares”).  The Carried Forward Shares are hereby deregistered.

Contemporaneously with the filing of this post-effective amendment to the Registration Statement on Form S-8 (File No. 333-30639), the Registrant is filing a Registration Statement on Form S-8 to register shares of Common Stock for offer or sale pursuant to the 2009 Plan, including, but not limited to, the Carried Forward Shares.  The registration fees associated with the Carried Forward Shares paid by the Registrant in connection with the original filing of the Registration Statement on Form S-8 for the 1997 Plan will be carried forward and applied to the registration fee required in connection with the Registration Statement on Form S-8 which is being filed contemporaneously with the filing of this post-effective amendment.

In accordance with Instruction E to the General Instructions to Form S-8 and other guidance promulgated by the Securities and Exchange Commission, this post-effective amendment is hereby filed (i) to reallocate the Carried Forward Shares from the 1997 Plan to the 2009 Plan, and (ii) to carry over the registration fees paid for the Carried Forward Shares from the Registration Statement on Form S-8 filed for the 1997 Plan to the Registration Statement on Form S-8 for the 2009 Plan that is filed contemporaneously with the filing of this post-effective amendment.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on November 29, 2010.

GRIFFIN LAND & NURSERIES, INC.

By:	/s/Anthony J. Galici
Name: Anthony J. Galici
Title: Vice President, Chief Financial Officer and Secretary

POWER OF ATTORNEY

Each of the undersigned officers and directors of the Company hereby severally constitutes and appoints Anthony J. Galici as the undersigned’s true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for the undersigned and in the undersigned’s name, place and stead, in any and all capacities (unless revoked in writing) to sign this Registration Statement on Form S-8, and any and all amendments thereto, including any post-effective amendments as well as any related registration statement (or amendment thereto) filed in reliance upon Rule 462(b) under the Securities Act of 1933, as amended (the “Securities Act”), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting to such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite or necessary to be done in connection therewith, as fully to all intents and purposes as the undersigned might and could do in person hereby ratifying and confirming all that said attorney-in-fact and agent or his or her substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date
/s/Frederick M. Danziger
Frederick M. Danziger	Director, President and Chief Executive Officer (Principal Executive Officer)	November 29, 2010
/s/Anthony J. Galici
Anthony J. Galici	Vice President, Chief Financial Officer and Secretary (Principal Financial and Accounting Officer)	November 29, 2010
/s/Winston J. Churchill, Jr.
Winston J. Churchill, Jr.	Director	November 29, 2010

/s/Edgar M. Cullman
Edgar M. Cullman	Director	November 29, 2010

/s/David M. Danziger
David M. Danziger	Director	November 29, 2010

/s/Thomas C. Israel
Thomas C. Israel	Director	November 29, 2010

/s/Albert H. Small, Jr.
Albert H. Small, Jr.	Director	November 29, 2010

/s/David F. Stein
David F. Stein	Director	November 29, 2010